UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021

CLEARPOINT NEURO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34822	58-2394628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 S. Sierra Ave., Suite 100

Solana Beach, California 92075

(Address of principal executive offices, zip code)

(888) 287-9109

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CLPT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director.

On November 2, 2021, the Board of Directors (the “Board”) of ClearPoint Neuro, Inc. (the “Company”) increased the size of the Board from seven to eight members, and, with the recommendation of the Corporate Governance and Nominating Committee of the Board, appointed Linda M. Liau, MD, PhD, MBA to fill the newly created directorship, effective immediately. Dr. Liau will serve as a director of the Company until the 2022 annual meeting of stockholders and until her successor is duly elected and qualified or until her earlier death, resignation, disqualification or removal.

Dr. Linda M. Liau is a Professor of Neurosurgery and the W. Eugene Stern Chair of the Department of Neurosurgery at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). She is the Co-Director of the UCLA Brain Tumor Center, and Principal Investigator and Director of the NCI-designated UCLA Brain Tumor SPORE (Specialized Program of Research Excellence). Dr. Liau is internationally recognized for her achievements in understanding the immunology of malignant brain tumors and pioneering the use of dendritic cell-based vaccines for glioblastoma. Clinically, she has developed novel ways to map brain function during awake brain tumor surgeries using functional MRI (fMRI) correlates and specializes in surgery for brain tumors in eloquent areas. She received her BS and BA degrees from Brown University. She received her MD degree from Stanford University School of Medicine, a PhD degree in Neuroscience from UCLA and an MBA from the UCLA Anderson School of Management.

In accordance with the Company’s Non-Employee Director Compensation Plan, Dr. Liau will be entitled to receive a $40,000 annual retainer for service as a Board member as well as a supplemental annual retainer in the event she is appointed to serve as a member of a committee of the Board. In addition, in connection with her appointment to the Board and pursuant to the terms of the Company’s Non-Employee Director Compensation Plan, Dr. Liau will receive an equity grant valued at $120,000, consisting of a stock option and restricted stock award. The shares subject to such stock option and restricted stock award will vest on the first anniversary of the grant. Further, on the day following each annual meeting of stockholders in which she is elected or is then serving as a director, Dr. Liau will receive an equity grant valued at $120,000, consisting of a stock option and restricted stock award. The shares subject to such stock option and restricted stock award will vest on the earlier of the first anniversary of the grant date or the day immediately preceding the next annual meeting of stockholders.

Dr. Liau shall be entitled to the benefits of the same insurance, indemnification, reimbursement and other policies generally applicable to non-employee directors of the Board. Related thereto, the Company has entered into its standard form of indemnification agreement with Dr. Liau (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that the Company will indemnify Dr. Liau under the circumstances and to the extent provided for therein, for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as a director of the Company.

The foregoing description of the terms and conditions of the Indemnification Agreement is only a summary and is qualified in its entirety by the full text of the Indemnification Agreement, the form of which was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on June 28, 2021, and is incorporated herein by reference.

There are no arrangements or understandings between Dr. Liau and any other persons pursuant to which she was appointed as a director of the Company. There are no family relationships between Dr. Liau and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Liau and the Company.

Item 7.01.	Regulation FD Disclosure.

On November 2, 2021, the Company issued a press release announcing the appointment of Dr. Liau to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, as well as Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 2, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2021	CLEARPOINT NEURO, INC.

	By:	/s/ Danilo D’Alessandro
Danilo D’Alessandro
Chief Financial Officer